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                                                            EXHIBIT NO. 99.10(a)

                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 2-60491 of MFS Series Trust III of our reports dated March 13, 2003, appearing in the annual reports to shareholders for the year ended January 31, 2003, of MFS High Income Fund and MFS High Yield Opportunities Fund, each a series of MFS Series Trust III, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE, LLP
Deloitte & Touche, LLP


Boston, Massachusetts
May 27, 2003